Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE:	IMMEDIATELY	CONTACT:	Kenneth D. Mann
	FEBRUARY 6, 2008		Investor Relations
(870) 881-6432

DELTIC ANNOUNCES PRELIMINARY FOURTH QUARTER AND YEAR OF 2007 RESULTS

El Dorado, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today that net income for the fourth quarter and year of 2007 totaled $1.7 million, $.13 a share, and $11.1 million, $.89 a share, respectively. These results compare to a net loss of $2 million, $.16 a share in the corresponding quarter of 2006, and net income of $11.3 million, $.91 a share, for the twelve months ended December 31, 2006. The improvement in the fourth quarter results was due primarily to the settlement of property and business interruption insurance claims resulting from a fire at the Company’s Waldo Mill during the third quarter of 2007, in addition to increased operating income from Deltic’s Woodlands segment with the resumption of harvesting activities in conjunction with the Waldo Mill start up as well as increased sales of non-strategic hardwood timberland. Net cash provided by operating activities for the fourth quarter of 2007, was $3.5 million, an increase of $7.6 million when compared to a year ago.

Commenting on the results, Mr. Dillon stated, “The Company’s fourth quarter results were largely impacted by the settlement of insurance claims related to the third quarter fire in our Waldo Mill. I am pleased that all repairs have been made and the facility is operating at higher hourly productivity rates than before the fire. With the mill resuming operations in late October, we were able to essentially complete our annual plan for the harvest of pine sawtimber during the fourth quarter. The Company’s financial results for the year were respectable, especially given the impact to our businesses of the depressed housing and lumber markets. The significant highlights during 2007 that bear noting include: (1) the ability to maintain relatively stable prices for our pine sawtimber despite the weak lumber market, (2) the sale of a record level of pine pulpwood at record prices due to high demand by area paper mills, (3) the sale of 680 acres of undeveloped real estate for a pretax margin of $7.5 million, (4) the sale of two commercial multi-family sites totaling 26 acres for $6.3 million, (5) the sale of 81 residential lots despite offering no new neighborhoods in 2007, (6) the ability to increase hourly lumber productivity rates and improve the cost structure at our sawmills that enabled our Mills segment to continue to produce positive cash flows despite the dismal lumber market, and (7) the continuation of positive financial results at Del-Tin Fiber despite significant increases in raw material wood chip and resin glue costs.”

The Woodlands segment earned $5.9 million in the fourth quarter of 2007, compared to $2.9 million for the same period of 2006. When the Company’s Waldo Mill restarted production on October 30th, harvesting activities resumed on Deltic’s fee timber to be delivered to the mill. Because of this, the Company’s pine sawtimber harvest increased from 90,958 tons in the prior-year quarter to 138,316 tons in 2007’s fourth quarter. Average pine sawtimber price was $39 per ton for the current quarter versus $41 per ton a year ago. Deltic harvested 91,232 tons of pine pulpwood at an average price of $14 per ton in 2007’s fourth quarter compared to 112,566 tons of pine pulpwood at an average price of $9 per ton in the prior-year quarter. Seasonal silviculture expenses amounted to $.1 million in the fourth quarter of 2007 versus $.8 million in the prior-year fourth quarter due to timing. The Company sold approximately 469 acres of non-strategic hardwood timberland at an average sales price of $1,500 an acre in the current quarter of 2007 versus 40 acres at an average sales price of $2,800 for the same period of 2006.

Deltic’s Mills segment reported income of $.5 million in the fourth quarter of 2007, an improvement of $3.7 million when compared to a loss of $3.2 million for the corresponding quarter of 2006. The improvement is primarily due to the settlement of property and business interruption insurance claims related to a fire at the Waldo sawmill. The Company recognized a $1.9 million gain due to the involuntary conversion of assets destroyed by the fire. Deltic also recorded other operating income of $1.2 million from the settlement of business interruption insurance claims. Finished lumber average sales price decreased $18 per thousand board feet to $269, and lumber sales volume decreased five percent to 47.2 million board feet when compared to 2006’s fourth quarter.

The Company’s Real Estate segment earned $.5 million in the fourth quarter of 2007, which compares to $1 million for the same period of 2006. There were no sales of commercial acreage for the current quarter of 2007, while 2.1 commercial acres were sold for an average of $298,700 per acre during the prior-year fourth quarter. Residential lot sales for the fourth quarter of 2007 decreased by 11 to 23 while the average lot price increased, due to sales mix, by $4,600 to $90,400 per lot, when compared to the fourth quarter of 2006.

Corporate operating expense was $3.7 million for 2007’s fourth quarter, which compares to $3.4 million for the corresponding period of 2006. Deltic’s equity in Del-Tin Fiber was income of $.4 million for the fourth quarter of 2007 compared to income of $.2 million for the same period of 2006.

Capital expenditures were $5 million for 2007’s fourth quarter and $20.6 million for the year of 2007. For the corresponding periods of 2006, capital expenditures totaled $4.3 million and $27.8 million, respectively.

For the year 2007, the pine sawtimber harvest was 575,637 tons compared to 580,316 tons for 2006. The average pine sawtimber price decreased $5 per ton to $40 from the prior-year period. Sales of timberland for the year 2007 totaled approximately 893 acres, at a gain of $1.2 million, compared to sales of 200 acres of timberland for a $.2 million gain in 2006. Sales of finished lumber were down 17 percent, from 262.7 million board feet in 2006 to 218.2 million board feet in 2007. Finished lumber sales price decreased $31 per thousand board feet to $293 for 2007. Residential lot sales for the current year totaled 81 lots at an average price of $89,500 per lot versus 2006’s sales of 116 lots at $103,800 per lot. During 2007, 25.99 acres of commercial property were sold for $240,600 per acre, while 54.91 acres were sold for $248,400 in 2006. Undeveloped real estate acreage sales for the current year totaled approximately 680 acres with an average sales price per acre of $12,000 versus no such sales in 2006. Deltic’s equity in Del-Tin Fiber was income of $1.7 million for 2007, compared to income of $2.9 million in 2006.

Regarding the outlook for the first quarter and year of 2008, Mr. Dillon noted, “We currently anticipate the pine sawtimber harvest to be 170,000 to 180,000 tons and 550,000 to 575,000 tons, respectively. Finished lumber production and sales volumes are estimated to be 60 to 70 million board feet for the first quarter and 270 to 300 million for the year, but these volumes are dependent upon market conditions. Residential lot sales are projected at 5 to 10 lots and 60 to 80 lots for the first quarter and year of 2008, respectively.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the

Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in industry rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, February 7, 2008 at 10:00 a.m. Central Time to discuss fourth quarter and year of 2007 earnings. Interested parties may participate in the call by dialing 1-800-510-9691 and referencing participant passcode identification number 94760225. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website at www.deltic.com Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, February 14, by dialing 1-888-286-8010 and referencing replay passcode identification number 81105390.

Summary financial data and operating statistics for the fourth quarter and year of 2007 with comparisons to 2006 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION (Unaudited)

(Millions of dollars)

	Three Months Ended December 31, 2007		Three Months Ended December 31, 2006
	Net Sales	Operating Income/(loss)	Net Sales	Operating Income/(loss)
Woodlands	$9.7	5.9	6.8	2.9
Mills	16.1	0.5	17.5	(3.2)
Real Estate	4.2	0.5	6.2	1.0
Corporate	0.0	(3.7)	0.0	(3.4)
Eliminations	(5.5)	0.0	(3.8)	0.1

Total net sales/operating income (loss)	$24.5	3.2	26.7	(2.6)

	Twelve Months Ended December 31, 2007		Twelve Months Ended December 31, 2006
	Net Sales	Operating Income/(loss)	Net Sales	Operating Income/(loss)
Woodlands	$39.6	24.8	37.6	22.5
Mills	79.3	(3.0)	101.9	(5.3)
Real Estate	30.3	13.1	35.5	13.9
Corporate	0.0	(14.3)	0.0	(13.1)
Eliminations	(20.9)	(0.6)	(21.9)	0.7

Total net sales/operating income	$128.3	20.0	153.1	18.7

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net sales	$24,445	26,758	128,255	153,112

Costs and expenses
Cost of sales	16,672	23,044	81,658	106,443
Depreciation, amortization, and cost of fee timber harvested	3,708	3,320	14,332	13,774
General and administrative expenses	3,943	2,969	15,379	14,174

Total costs and expenses	24,323	29,333	111,369	134,391

Gain on involuntary conversion of assets	1,887	—	1,887	—
Other income - business interruption claim	1,186	—	1,186	—

Operating income (loss)	3,195	(2,575)	19,959	18,721

Equity in Del-Tin Fiber	363	152	1,679	2,872
Interest income	133	209	823	452
Interest and other debt expense	(1,283)	(1,363)	(5,138)	(5,415)
Interest capitalized	272	336	769	1,184
Other income/(expense)	55	64	345	290

Income (loss) before income taxes	2,735	(3,177)	18,437	18,104

Income taxes	(1,056)	1,159	(7,326)	(6,781)

Net income (loss)	$1,679	(2,018)	11,111	11,323

Earnings per common share
Basic	$0.13	(0.16)	0.89	0.91
Assuming dilution	$0.13	(0.16)	0.86	0.89

Dividends per common share paid	$0.0750	0.0750	0.3000	0.3000

Average common shares outstanding (thousands)	12,459	12,416	12,473	12,398

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

			(Unaudited) Dec. 31, 2007	Dec. 31, 2006
Working capital			$7,285	12,710
Total assets			328,744	324,266
Long-term debt			66,667	70,000
Stockholders’ equity			218,086	207,481

OTHER DATA (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Capital expenditures - thousands of dollars
Woodlands	$965	264	4,978	3,333
Mills	2,463	1,441	5,345	8,763
Real Estate	1,489	2,534	10,171	15,612
Corporate	8	11	74	59

Total	$4,925	4,250	20,568	27,767

Net cash provided by operating activities	$3,563	(4,063)	28,243	39,148

Woodlands
Pine sawtimber harvested from fee lands - tons	138,316	90,958	575,637	580,316
Pine sawtimber price - per ton	$39	41	40	45

Timberland sales - acres	469	40	893	200
Timberland sales price - per acre	$1,500	2,800	1,700	1,400

Mills
Finished lumber sales - thousands of board feet	47,198	49,564	218,188	262,726
Finished lumber price - per thousand board feet	$269	287	293	324

Real Estate
Residential
Lots sold	23	34	81	116
Average sales price - per lot	$90,400	85,800	89,500	103,800

Commercial
Acres sold	—	2.1	25.99	54.91
Average sales price - per acre	$—	298,700	240,600	248,400

Undeveloped
Acres sold	—	—	680.06	—
Average sales price - per acre	$—	—	12,000	—